Exhibit 10.3
EMPLOYMENT AGREEMENT

This Employment Agreement, is made as of April 24, 2006 and effective as of May 1, 2006 (the “Effective Date”), by and between Joseph Wallen (“Employee”) and Quest Oil Corporation, a Nevada corporation (the “Company”). In consideration of the premises and for other good and valuable consideration, and with the intent to be legally bound, the parties hereto agree as follows:

RECITALS

WHEREAS, the Company desires to employ Employee on the terms and conditions herein stated and Employee accepts such terms of employment.

1. Position. During the term of this Agreement, the Company will employ the Employee, and the Employee will serve the Company in the capacity of Chief Financial Officer.

2. Duties. The Employee will perform duties described in Exhibit “A,” attached to this Agreement and incorporated by this reference, together with such additional reasonably related duties assigned by the Chief Executive Officer or the Board of Directors.

3. Service. Except with respect to the matters specified below, Employee will devote substantial working time and efforts to the business and affairs of the Company. The foregoing shall not, however, preclude the Employee: (a) from engaging in appropriate civic, charitable or religious activities; (b) from serving on the boards of directors of other entities, with the consent of the Company, which consent shall not be unreasonably withheld; (c) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with the Employee's responsibilities to the Company; and (d) from completing, managing and supervising Employee’s personal business affairs.

4. Term of Agreement. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in the employ of the Company, pursuant to the terms of this Agreement for a period of 12 months, but this Agreement shall be subject to extension for and up to an additional twelve (12) months after the Effective Date, unless the Employee’s employment is earlier terminated or modified pursuant to the provisions of this Agreement.

5. Compensation and Benefits.

5.1 Compensation.

5.1.1. Base Salary. Employee shall receive a salary of $5,000 per month (the “Base Salary”), in accordance with the general payroll practices of the Company.

5.1.2 Expenses. The Company will reimburse (monthly) the Employee for all reasonable and necessary expenses incurred by the Employee in connection with the Company's business including: entertainment, airfare, automobile, hotel and miscellaneous expenses incurred by Employee. Expenses exceeding $1,000 shall require approval by the CEO prior to the time such expenses are incurred.

5.1.3 Common Stock Purchase Warrants. Common stock purchase warrants (in the form attached as Exhibit A) to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to 110% of the closing market price of the Company’s common stock as of April 24, 2006. The warrants shall have a term of 5 years and shall vest to the holder at a rate of 250,000 warrants every 90 days.

5.1.4 Profit from Operations. Employee shall receive a Profit from Operations Bonus (“POB”), payable quarterly, equal to a 2.5% carried working interest (“CWI”) from all oil and gas well owned and/or operated by the Company. The POB shall be derived from (i) new CWI revenues from new production, and (ii) increased CWI revenues from existing production, based on the trailing three months CWI revenues from the date of the execution of this Agreement. The CWI revenue calculation shall be based on the difference derived when subtracting (i) taxes, and (ii) royalties from a gross revenue amount. So long as this Agreement provides for a POB, the POB shall be paid for the life of a particular well.

Example:

Assume that an Agreement was Executed on April 1, 2006

	Well No. 1	Well No.2
January 1 to March 31	0	$100,000 in Gross Sales
April 1 through June 30	$100,000 in Gross Sales	$200,000 in Gross Sales

Assume: (i) the two wells above were both located in Alberta, Canada and that there was a provincial tax equal to 20%; and (ii) there was a royalty arrangement with a landowner, paying this person 10%.

Note that a “Royalty” shall not mean a production cost or a fee to an operator or other contractor providing services.

Analysis: In the above example, the Employee with a 2.5% POB would receive, from the April 1 to June 30 period, $1,750 from Well 1 and $1,750 from Well 2. Well 1 would be considered new production and the Well 2 POB would be based on the increase in CWI from the preceding three month period.

6. Termination.

6.1 Events of Termination. The Employee's employment with the Company shall terminate upon any one of the following:

6.1.1 Thirty (30) days after the date of a written notice sent to the Employee stating the Company's determination, made in good faith, that it is terminating the Employee for “Cause” as defined under Section 6.2 below (“Termination for Cause”); or

6.1.2 Thirty (30) days after the date of a written notice sent to the Employee stating the Company's determination, made in good faith that, due to a mental or physical incapacity, the Employee has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months (“Termination for Disability”); or

6.1.3 Upon the Employee's death (“Termination Upon Death”); or

6.1.4 Thirty (30) days after the date of a notice sent to the Employee stating that the Company is terminating his employment, without Cause, which notice can only be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason (“Termination Without Cause”); or

6.1.5 The date of a notice sent to the Company from the Employee stating that the Employee is electing to terminate his employment with the Company (“Voluntary Termination”).

6.2 “Cause” Defined. For purposes of this Agreement, “Cause” for the Employee's termination will exist at any time after the occurrence of one or more of the following events:

6.2.1 Any willful act or acts of dishonesty undertaken by the Employee intended to result in substantial gain or personal enrichment of the Employee at the expense of the Company;

6.2.2 Any willful act of gross misconduct which could reasonably be expected to materially and demonstrably result in damage to the Company. No act, or failure to act, by the Employee shall be considered “willful” if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law, or

6.2.3 Employee is charged with the commission of a felony involving moral turpitude.

6.2.4 Any violation of the Company’s Code of Ethics (Attached as Exhibit B)

6.2.5. Any violation of Sections 8 or 10 of this Agreement during the term of employment with the Company.

6.3 “Termination Without Cause” shall mean:

6.3.1 Termination of the Employee’s employment with the Company for any reason other than Cause.

6.4 Effect of Termination.

6.4.1 Termination for Cause or Voluntary Termination. In the event of any termination of the Employee's employment pursuant to Section 6.1.1 or Section 6.1.5, the Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under Section 5 through the date of termination. The Employee's rights under the Company's benefit plans, is one should exist, shall be determined under the provisions of those plans.

6.4.2 Termination for Disability. In the event of termination of employment pursuant to Section 6.1.2:

6.4.2.1 The Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under Section 5 through the date of termination; and

6.4.2.2 The Employee shall receive any other benefit payments as provided in the Company's standard benefit plans applicable to disability, should such a plan exist.

6.4.3 Termination Upon Death. In the event of termination of employment pursuant to Section 6.1.3, all obligations of the Company and the Employee shall cease, except the Company shall immediately pay to the Employee (or to the Employee's estate) the compensation and benefits accrued and otherwise payable to the Employee under Section 5 through the date of termination.

7.5 Termination Without Cause. In the event of any termination of this Agreement pursuant to Section 6.1.4:

7.5.1 The Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under the entire term of this Agreement.

7.5.2 Provided that Employee is not in violation of Section 8 or 10 of this Agreement during the time of Employment and for the period of time during which the POB is payable to Employee, the Company shall pay to the Employee the POB under Section 5.1.4 as follows:

7.5.2.1  Fifty percent (50%) of the POB for a period of 12 months following the expiration of the term of this Agreement.

7.5.2.1  Twenty five percent (25%) of the POB for the period beginning on a date which begins on the date which is 12 months from the date of expiration of this Agreement and ending on a date which is 24 months from the expiration of this Agreement.

8. Non-Disclosure. The Employee acknowledges that during the course of his employment by the Company, the Company will provide, and the Employee will acquire, knowledge of special and unique value with respect to the Company's business operations, including, by way of illustration, the Company's existing and contemplated product line, trade secrets, compilations, business and financial methods or practices, plans, hardware and software technology products, systems, programs, projects and know-how, pricing, cost of providing service and equipment, operating and maintenance costs, marketing and selling techniques and information, customer data, customer names and addresses, customer service requirements, supplier lists, and confidential information relating to the Company's policies, employees, and/or business strategy (all of such information herein referenced to as the “Confidential Information”). The Employee recognizes that the business of the Company is dependent upon Confidential Information and that the protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. The Employee agrees that, without prior written authorization of the President of the Company, the Employee will not, during his employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with the Employee’s duties on behalf of the Company, or make any independent use of, except on behalf of the Company, any of the Company's Confidential Information, whether acquired by the Employee during his employment or not. The Employee further agrees that the Employee will not, at any time after his employment has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment of any nature. If the Employee is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, the Employee agrees to notify the Company upon receipt of a subpoena, or upon belief that such testimony shall be required. This nondisclosure provision shall survive the termination of this Agreement for any reason. The Employee acknowledges that the Company would not employ the Employee but for his covenants and promises contained in this Section 8.

9. Return of Documents. The Employee agrees that if the Employee’s relationship with the Company is terminated (for whatever reason), the Employee shall not remove or take with the Employee, but will leave with the Company or return to Company, all Confidential Information, records, files, data, memoranda, reports, customer lists, customer information, product information, price lists, documents and other information, in whatever form (including on computer disk), and any and all copies thereof, or if such items are not on the premises of the Company, the Employee agrees to return such items immediately upon the Employee's termination or the request of the Company. The Employee acknowledges that all such items are and remain the property of the Company.

10. No Interference or Solicitation. The Employee agrees that during his employment, and for a period of six (6) months following the termination of his employment (for whatever reason), that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, employee, or agent of any such entity or business, will: (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company; or (ii) employ any person who as of the date of this Agreement was, or after such date is or was, an employee of the Company. The Employee further agrees that during the period beginning with the commencement of the Employee’s engagement with the Company and ending six (6) months after the termination of the Employee’s employment with the Company (for whatever reason), he shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of the Company or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Company to terminate or otherwise alter his, his or its relationship with the Company. This provision shall survive the termination of this Agreement for any reason.

11. Injunctive Relief. The Employee acknowledges and agrees that the agreements and covenants contained in this Agreement are essential to protect the Confidential Information, business, and goodwill of the Company. The Employee further acknowledges that the breach of any of the agreements contained herein, including, without limitation, the confidentiality covenants specified in Section 8 and the non-solicitation covenants specified in Section 10 will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. The Employee further acknowledges and agrees that in the event of the termination of the Employee's employment with the Company, whether voluntary or involuntary, that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests ad are reasonable in scope and content.

12. Miscellaneous.

12.1 Indemnification. The Company agrees to indemnify and defend the Employee to the full extent provided by law, and on terms no less favorable than any indemnification agreement the Company has at any time during the term of this Agreement with an executive or officer of the Company. The Company agrees to reimburse Employee upon demand for any costs incurred in requesting or obtaining indemnification under this paragraph.

12.2 Arbitration. The Employee and the Company shall submit to mandatory binding arbitration in San Diego County, California before a sole arbitrator under the rules of the American Arbitration Association, in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. The arbitrator is hereby authorized to permit discovery, including deposition testimony and award to the prevailing party the costs (including reasonable attorneys' fees and expenses) of any such arbitration.

12.3 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.
12.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

12.5 No Assignment. This Agreement and all rights hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

12.6 Withholding. All sums payable to the Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

12.7 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of the Employee with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

12.8 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

12.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail.

12.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

12.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

12.12 Counterparts and Fax Signatures. This Agreement may be executed by Fax and in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

12.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Nevada.

12.14 Attorneys' Fees. In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys' fees, including any such costs and fees upon appeal.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

“COMPANY” Quest Oil Corporation A Nevada corporation _________________________________ By: James B. Panther, II Its: President	“Employee” _________________________________ Joseph Wallen

EXHIBIT “A”
TO
EMPLOYMENT AGREEMENT

DUTIES OF EMPLOYEE

1.	Act as the Chief Financial Officer as described in Article IV of the Bylaws of the Company or as directed by Company’s board of directors or Chief Executive Officer.

EXHIBIT “B”
TO
EMPLOYMENT AGREEMENT

CODE OF ETHICS